   [CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT
     HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]


                                                                   EXHIBIT 10.4


                              AMENDMENT NO. 1 TO
                     PRODUCT SUPPLY AND LICENSE AGREEMENT



                  This Amendment is effective as of the date given below and modifies the Product Supply and License Agreement (the Agreement) of May 1, 1995 by and between Paravax, Inc. a corporation of the state of California with offices at 1825 Sharp Point Road, Fort Collins Colorado 80525 (PARAVAX ) and Atrix Laboratories, Inc., a corporation of the state of Delaware, with offices at 2579 Midpoint Drive, Fort Collins, CO 80525 (ATRIX).

                  PARAVAX and ATRIX state that Section 2.4 Minimums of the Agreement now reads in certain part:

          The minimum purchase shall be determined by the number of Units actually delivered by SELLER and paid for by BUYER and the twelve month period (herinafter Anniversary Period) shall run from anniversary to anniversary of the first sale date.

PARAVAX and ATRIX agree that pursuant to section 13.1 of the Agreement, this certain part of Section 2.4 shall be amended to read:

          The minimum annual purchase shall be determined by the number of Units paid for by BUYER but shall be subject to reduction for that year only by the number of units ordered by BUYER and accepted by SELLER but not delivered by SELLER as requested by BUYER, and the twelve month period (herinafter Anniversary Period) shall run from anniversary to anniversary of the first sale date.











--------------------------------------------------------------------------------

                               AMENDMENT NO. 1

                  IN WITNESS WHEREOF, the parties have caused this agreement to be signed by the duly authorized officers as of the date hereinbelow written.

PARAVAX, INC.                                   ATRIX LABORATORIES, INC.


BY: /S/ FRED M. SCHWARZER                       BY: /s/ CHARLES P. COX
   ----------------------                           --------------------------
Title: President                                Title: VP Product Development
      -------------------                             ------------------------
Dated: June 23, 1993                            Dated: 9 June 1995
      -------------------                             ------------------------













-------------------------------------------------------------------------------


                                AMENDMENT NO. 1

                     PRODUCT SUPPLY AND LICENSE AGREEMENT


         This Agreement is entered into as of April 28, 1995 by and between Atrix Laboratories, Inc., a Delaware corporation having a place of business at 2579 Midpoint Drive, Fort Collins, Colorado 80525 ("SELLER") and Paravax, Inc. a California corporation having a place of business at 1825 Sharp Point Drive, Fort Collins, Colorado 80525 ("BUYER").

                                   RECITALS

         A. SELLER has developed a proprietary, patented method for delivering antibiotics in an injected, slow release medium for the treatment of periodontal disease in humans.

         B. BUYER is in the business of developing and marketing therapeutic and diagnostic products for the animal health market, and desires to obtain an exclusive license from SELLER to purchase the periodontal product from SELLER and to use and sell the product in the animal health market for periodontal applications.

         C. In order to penetrate the animal health market, SELLER desires to sell products to BUYER, pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises in this Agreement, the parties agree as follows:

1.       DEFINITIONS

         1.1 "Affiliate" shall mean any company, corporation, or business in which BUYER owns or controls at least fifty percent (50%) ownership interest or which owns or controls such an interest in BUYER.

         1.2 "Clinical Units" means Product for BUYER's use in the initial clinical trials. Clinical Units may not be repackaged in new dosage sizes and a "Clinical Unit" will consist of 0.5 mL in a 1.25 mL syringe.

         1.3 "Effective Date" shall mean the date on which this Agreement has been signed by authorized representatives of both parties. This date shall be inserted in the opening paragraph of this Agreement.


         1.4 "Improvement" shall mean any improvement to the Licensed Technology developed by or for SELLER during the term of this Agreement and which has potential application to the Product for the Licensed Field so long as the Unit, as modified by the improvement, falls within the scope of the claims of the patents listed in Exhibit A.

         1.5 "Licensed Field" shall mean the treatment of periodontal disease in non-human companion animals.

         1.6 "Licensed Product" means a Product manufactured by or for BUYER under Section 8 below which at the time of manufacture, use or sale is covered in the country of such manufacture, use or sale, by any pending or issued valid claim for the Patent Rights and optionally is based upon Licensed Technology. For the purposes of this Agreement, an "issued valid claim" shall mean a claim of an unexpired patent which shall not have been withdrawn, canceled, or disclaimed, nor held invalid by a court of competent jurisdiction in any unappealed or unappealable decision in the country where the Licensed Product is made, used or sold by BUYER or its Affiliates.

         1.7 "Licensed Technology" means the SELLER's know-how relating to the formulation and manufacture of the Product.

         1.8 "Manufacturing Documentation" means all manufacturing documentation, including bill of materials, designs, drawings, lists of tooling, quality assurance protocols and other test materials, reasonably necessary to enable BUYER to manufacture the Product and consisting of the items listed on Exhibit C.

         1.9 "Net Sales" shall mean the actual gross receipts from sales of Licensed Products less the following deductions actually paid or allowed by
BUYER: quantity and cash discounts normal and customary in the trade; sales, use, and other similar taxes; amounts repaid or credited by reason of rejection or return, and transportation or delivery charges. Free samples, marketing costs however denominated, and promotion costs and fees shall not be included within the deductions used to calculate Net Sales from the gross receipts. In the event an invoice price is determined in a foreign currency, Net Sales shall be the equivalent in U.S. Dollars in accordance with the official foreign currency rate of exchange on the date payment of the invoice is received.

         1.10 "Patent Rights" shall mean rights and claims in and to the inventions described in, and rights covered by, issued United States patents and patent applications listed in Exhibit B attached to this Agreement and made a part hereof, including all continuations, continuations-in- part, divisions and renewals thereof, and foreign counterparts thereof, which will automatically be deemed incorporated in and added to this Agreement and shall periodically be added to Exhibit A. If SELLER shall file or obtain any patent applications or patents with respect to Improvements which BUYER chooses to incorporate into any Products under section 2.3, then such applications and patents shall be automatically deemed incorporated in and added to this Agreement to the same extent as provided herein for the items originally included on Exhibit A.

         1.11 "Product" means units of the SELLER's ATRIGEL'" drug delivery
system product made of [                                          ] with
doxycycline antibiotic to be sold to BUYER by SELLER hereunder, packaged in the dosage quantity specified by BUYER as provided in Section 3 below and otherwise conforming to the technical specifications attached as Exhibit B, and includes any Improvements, which BUYER chooses under Section 2.3 to incorporate into the Product. The term "Product" shall include Clinical Units, unless the context specifically requires otherwise.

         1.12 "Unit(s)" means a separate sealed, moisture resistant package containing one 1.25 mL syringe containing 1 mL of [
                     ], one 1.25 mL syringe containing the required dose of doxycycline (as indicated on Exhibit B) and one cannula.

2.       GRANT OF LICENSE

         2.1 Grant of Rights to Licensed Technology. SELLER hereby grants to BUYER an exclusive, worldwide right during the term of this Agreement under the Licensed Technology to purchase Products from SELLER and to use and sell Products in the Licensed Field. BUYER shall have no right to sublicense the rights granted hereunder, provided that BUYER may enter into agreements (which may be called licenses) to sell Products through customary distribution channels, including corporate partners and private label arrangements. Except for the contingent rights granted under Section 8 below, no right is granted to manufacture or have manufactured Products using the Licensed Technology. No right is granted under this Agreement to use any of SELLER's trademarks.

         2.2  License Fee.   For the license granted under Section 2.1
above, BUYER will pay to SELLER a one-time non-refundable license fee in the
amount of [     ] within two (2) business days of the Effective Date. Upon payment in full of this license fee, the license granted under Section 2.1 above shall be fully paid.

         2.3 Right to Improvements. SELLER shall disclose to BUYER any Improvements. Such disclosure shall be made as promptly as possible and in any event no later than the date SELLER first incorporates such Improvement into its own products, or first conducts clinical trials with respect to such Improvement. BUYER shall have the right, but not the obligation, to elect to have such Improvement made part of the Products that it purchases hereunder. Upon BUYER's election, such Improvement shall be included as part of the Product and the Licensed Technology and shall be subject to all of the same rights and obligations under this Agreement. To the extent that Improvements are elected by BUYER for incorporation into Products, Buyer agrees to reimburse SELLER for all work of any nature which is needed to make such incorporation and obtain governmental regulatory approval for such incorporation, such work including but not limited to developmental work, formulation work, pilot manufacturing studies, clinical studies, regulatory documentation, good manufacturing practices qualification, validation and the like.

         2.4 Minimums. BUYER agrees that it will purchase from SELLER the following annual minimum quantities of Product during the life of this
Agreement: (1) from the date of execution of this Agreement to the second anniversary of the first sale date of a Licensed Product, BUYER shall [


                                   ] (2) From the second anniversary of the
first sale date of a Licensed Product until the expiration of this Agreement under section 12.1 or its termination under sections 12.2 and 12.3, BUYER shall
purchase a minimum of [                             ] Units per twelve month
period from SELLER. The minimum purchase shall be determined by the number of Units actually delivered by SELLER and paid for by BUYER and the twelve month period (hereinafter Anniversary Period) shall run from anniversary to anniversary of the first sale date. The actual number of Units paid for by Buyer in any one Anniversary Period shall be credited against the Anniversary
Period purchase minimum. No excess of actual Units over [     ] purchased by
BUYER in any one anniversary Period shall be credited against any purchase minimum of succeeding Anniversary Periods. In the event that BUYER fails to purchase the minimum number of Units in any one Anniversary Period: (a) this Agreement will immediately convert to a non-exclusive license in all respects;
(b) the contingent manufacturing license under Article 8 shall be cancelled; and (c) SELLER shall have the immediate right to sell Units to third parties and shall have the right to co-own, use, cite and rely upon all of BUYER's governmental regulatory documentation concerning approval of Units in connection with sales by SELLER but SELLER shall have no right to convey any rights to such regulatory documentation to any third party.

3.       FORMULATION AND GOVERNMENT APPROVALS

         3.1 Dosage and Formulation. SELLER and BUYER acknowledge that the Product as currently formulated by SELLER (0.5 mL material in a 1.25 mL syringe) may not be optimal for applications in the Licensed Field. Accordingly, SELLER agrees to take all actions necessary to reformulate the Products, and any Improvements that BUYER elects to use, such that a Unit of Product is defined as provided in section 1.12. SELLER will package ten of such Units per box. SELLER agrees that it will begin the manufacture of the Units of Product within such time as to provide Units of the Product to BUYER by
December 31, 1995. BUYER agrees to pay SELLER a fixed total of $[     ] on the

schedule indicated below to compensate SELLER for its costs in (a) reformulating the Products in this dosage, except that incorporation of Improvements under section 2.3 and additional toxicology studies requested by the FDA or other regulatory authorities shall not be included within the fixed total of this section 3.1, (b) revising its manufacturing processes and ordering appropriate tooling, and (c) performing all stability testing and other testing necessary for submission to the FDA for approval. This fee will
be paid [     ] within two (2) business days of execution of this Agreement,
[     ] on December 31, 1995 and $[    ] on July 31, 1996. If this Agreement is
terminated prior to July 31, 1996 for any reason, BUYER will pay a portion of any unpaid amount of this fee pro rated through the date of termination that will at least be sufficient to cover SELLER's costs, labor and supplies or will
pay an amount up to any unpaid portion of the $[        ] that is sufficient to
cover all of SELLER's costs, labor, supplies as shown by SELLER's written documentation, whichever is greater.

         3.2 Government Approvals. BUYER shall be solely responsible for obtaining at its own expense all government approvals required for sale of Products in the Licensed Field any jurisdiction. BUYER shall be solely responsible for conducting any clinical trials needed for such approvals.

         3.3 Manufacturing and Other Documentation. SELLER shall cooperate in good faith to give BUYER any information in SELLER's possession that would be useful to BUYER in such clinical trials or government filings. In particular, SELLER will at its own expense prepare a package of documentation regarding SELLER's compliance with FDA Good Manufacturing Practices that relates to the Products being sold to BUYER and that complies with FDA regulations. The package will consist at least of the documentation specified on Exhibit C. SELLER will update this package promptly to reflect any changes in the Product's manufacturing process or any changes in FDA requirements. SELLER agrees to provide this package to BUYER as reasonably requested by BUYER.

         3.4 No Modification of Products. Except for modifications mandated by any governmental regulatory authority, SELLER agrees that it will not modify the Products in any manner, including changes in materials, dosage size or manufacturing processes, and especially including any changes that would require notification to any filing or a new filing with any governmental agencies, without first obtaining the consent of the BUYER, which consent shall not be unreasonably withheld. If BUYER refuses to give such consent, then irrespective of BUYER's basis for the refusal, SELLER shall have the option either to make the modification and equally share with BUYER the governmental agency filing cost for the modification up to a total for SELLER of ten thousand dollars

($10,000.00), or to give BUYER the right to manufacture with all obligations as provided under Article 8.7.

4.       TERMS OF PURCHASE

         4.1 Terms. All purchases of Products or Units by BUYER shall be made according to the terms of this Agreement.

         4.2 Price and Payment. SELLER shall sell Products to BUYER at the prices indicated on Exhibit D. All prices are exclusive of taxes, duties, shipping and similar charges and fees, which will be paid by BUYER. BUYER shall pay all invoices in full within thirty (30) days of the invoice date or the shipping date, whichever is later.

         4.3 Purchase Orders. All purchases of Products shall be by written purchase order from BUYER submitted no more than once a month to SELLER. BUYER's purchase order shall conform with the forecast made by BUYER under section 4.4. Any purchase orders submitted by BUYER shall be subject to acceptance as to quantities and delivery dates by an authorized representative of SELLER at SELLER's principal offices. Any order not rejected within three
(3) business days shall be deemed accepted. Once so accepted, SELLER shall use its reasonable efforts to meet the delivery dates and quantities set forth on such purchase order.

          4.4 Forecasts.

                  (a) No later than the tenth day of each month after the Effective Date, BUYER will provide SELLER with a twelve month rolling forecast (each, a "Product Forecast") which will state: (a) the number of each type of Product which BUYER forecasts it will order in each month, and (b) the month in which BUYER forecasts it will request delivery. SELLER's lead time for Products is eight (8) weeks, and the forecasted delivery date for each order will conform to such lead time requirements. BUYER will be bound by each of its then current Product Forecasts, but only as follows:

                           (i)      All forecasts within the first two months of
the then current Product Forecast are firm and may not be decreased in any subsequent Product Forecast, although with respect to the second month BUYER may increase the number of any particular Product to be delivered in that second month by up to twenty-five percent (25%).

                           (ii)     For the third through the seventh months of
the Product Forecast, BUYER may increase or decrease by no more than 33% of the average of all previous months' orders the number of any particular type of Products it would order. For the eighth through the twelfth months of the Product Forecast, BUYER may freely increase or decrease the number of any particular type of Products it would order.

                  (b) Any changes in forecast greater than those allowed by
Section 4.4(a) (i) and (ii) require the written consent of SELLER and shall not be cause for SELLER failure under section 8.1 irrespective of whether or not SELLER accepts such changes or delivers such greater numbers of Units. Any decrease in the number of units to be purchased, including any failure to deliver a purchase order for the number of units which BUYER is obligated to purchase under this Section 4.4(a) (i), shall be treated as a cancellation under Section 4.5 below.

         4.5 Cancellation and Rescheduling

                  (a) BUYER may cancel items to be delivered under a purchase order, provided that BUYER will be required to pay SELLER an amount equal to
[                        ] of the purchase price for cancellations effected
within thirty (30) days of SELLER's scheduled delivery and [                 ]
of the purchase price for any cancellation effected more than thirty (30) days but less than sixty (60) days from SELLER's scheduled delivery.

         4.6 Tax Resale Certificate. BUYER represents that it holds and agrees to provide to SELLER a valid resale exemption certificate issued by each tax jurisdiction in which such certificate is required as a condition of the avoidance of sales or use taxes with respect to the sale of Products under this Agreement.

5.       OWNERSHIP; PROPRIETARY RIGHTS NOTICES; INTELLECTUAL PROPERTY
         INDEMNIFICATION

         5.1 Ownership of Intellectual Property. BUYER acknowledges that SELLER is and shall remain the sole owner of all intellectual property rights in the Products and Licensed Technology, and this Agreement only grants BUYER a limited right to use and distribute Products and Licensed Technology as described in this Agreement.

         5.2 Proprietary Rights Notice. BUYER agrees that it shall not remove or deface any proprietary rights notices affixed to any Products or their packaging.

         5.3 Intellectual Property Indemnification. SELLER shall defend and indemnify BUYER against any claim that any Licensed Products furnished and used as provided under Article 2 of this Agreement or manufactured by BUYER as provided under Article 8 of this Agreement infringes a patent owned by a third party, and shall pay any costs and damages incurred by BUYER in such action, including reasonable attorneys' fees, up to one-half of the amounts paid to SELLER by BUYER for purchase of Licensed Product and for royalties on Net Sales of Licensed Product if applicable. The amounts paid to SELLER which are used to calculate this indemnity shall not include fees under section 3.1 or fees or reimbursements for work done by SELLER for BUYER or on BUYER's behalf. This obligation is contingent upon (i) BUYER notifying SELLER promptly in writing of such claim, (ii) BUYER giving SELLER sole control of the defense and all related settlement negotiations, (iii) BUYER providing SELLER with all assistance and information necessary for the defense, (iv) SELLER reaching a final adjudication without recourse to appeal or reaching a final settlement between SELLER and the third party patent holder and (v) if applicable, BUYER manufacturing the Licensed Product according to the manufacturing specifications and selling a Licensed Product formulated according to the Product Specifications provided to BUYER by SELLER respectively under sections 8.2 and Exhibit B, or BUYER manufacturing the Licensed Product according to changed manufacturing specifications and selling a Licensed Product formulated according to changed Licensed Product specifications, provided that the changes do not at least in part cause the original non-infringing manufacturing specification or Licensed Product to become infringing of the third party patent. If any Licensed Product is held to infringe by a court of competent jurisdiction and the adjudication is final and without recourse, or SELLER believes it may infringe, SELLER shall at its sole option either (A) modify such Purchased Product to be non- infringing, or (B) obtain a license for BUYER to continue using the Product. SELLER shall have no obligation hereunder for the modification of the Licensed Products, the manufacturing specifications or combination, operation or use of the Licensed Products with materials not furnished by SELLER if such infringement would have been avoided without such modification or combination.

         5.4 Further Indemnifications. BUYER shall defend and indemnify SELLER against any claim associated with Licensed Product and arising out of assertion of strict liability or product liability based upon but not limited to failure to warn, failure to instruct or other BUYER activity required in connection with the Product or by a regulatory authority, or based upon adulteration of Products sold by BUYER. SELLER shall defend and indemnify BUYER against any claim associated with Licensed Product that SELLER has manufactured and which claim is based upon a manufacturing defect or contamination for which SELLER is responsible.

         5.5 Entire Liability. THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER OR ANY PURCHASER OF PRODUCTS CONCERNING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO, PATENT, COPYRIGHT AND TRADE SECRET RIGHTS.

6.       LIMITATION OF LIABILITY

         IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, LOSS OF GOODWILL, OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THE LICENSE OR SALE OF, OR AGREEMENT TO LICENSE OR SELL, PRODUCTS OR SERVICES TO BUYER. THIS LIMITATION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

7.       LIMITED WARRANTY

         7.1      Limited Warranty from SELLER to BUYER.

                  (a) SELLER warrants to BUYER that the Products (i) will conform to their applicable specifications, (ii) will be manufactured in accordance with all applicable governmental statutes and regulations, and (iii) for a period of one (1) year from the date of shipment from SELLER will be free from defects in materials and workmanship. Upon failure of any unit of Product to comply with the above warranties, SELLER will promptly replace such unit with a unit that does comply or, if unable to replace it, promptly refund in cash to BUYER the amount paid by BUYER for such unit.

                  (b) Warranties for Products will not apply to defects resulting from improper or inadequate handling or storage of Products by BUYER.

                  (c) THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES EITHER EXPRESS OR IMPLIED INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.       CONTINGENT MANUFACTURING RIGHTS

         8.1 Grant of Contingent Manufacturing License. This contingent right to manufacture shall expire upon the second anniversary of the date of first sale of the Licensed Product. During that period and following the specified time periods associated with the following SELLER failures, BUYER shall give SELLER a twenty (20) day notice of SELLER's failure, and SELLER shall have sixty (60) days in which to substantially cure such failure, those Seller failures being: (a) SELLER is unwilling over any consecutive six (6) week period to accept BUYER purchase orders complying with this Agreement; (b) SELLER is unwilling over any consecutive 6 week period to commit to delivery within thirty (30) days of purchase order delivery dates requested in compliance with this Agreement; (c) SELLER is unable over any consecutive 6 week period to make delivery of Licensed Products as required by any accepted purchase orders within thirty (30) days of the delivery dates accepted by SELLER, or (d) is unable to supply Products that meet all of the warranties specified in Section 7.1 above as determined by an independent, private testing agency selected by SELLER, the costs of which shall be borne by SELLER in the event of warranty failure and borne by BUYER in the event of warranty compliance. If SELLER does not substantially cure such SELLER failure within the designated cure period, then at SELLER's sole option, SELLER may designate a third party to manufacture the Product for delivery to BUYER under the terms and conditions of this agreement, or may designate that BUYER shall have the right to manufacture or have manufactured the Licensed Products, subject to the terms of this Section 8. In the event that SELLER selects BUYER to manufacture, BUYER shall also have the right (but not the obligation) to cancel without penalty any outstanding purchase orders and to discontinue purchasing Products from SELLER. SELLER shall exercise this right of selection by delivering written notice to BUYER within twenty (20) days after the expiration of the cure period without a substantial cure by SELLER.

         8.2 Transfer of Manufacturing Documentation. Within three (3) business days after receipt of SELLER's written notice selecting BUYER to manufacture, SELLER and BUYER shall meet to discuss in good faith an orderly transfer of all Manufacturing Documentation. SELLER shall use its best efforts to deliver a complete set of such Manufacturing Documentation to BUYER within ten (10) business days after such meeting, and shall cooperate in good faith with all other reasonable requests from BUYER for assistance relating to the start up of SELLER's manufacturing of Products.

         8.3 Scope of License. Effective upon SELLER's notice under Section 8.1, the license granted under Section 2.1 shall be amended to include the right to manufacture or have manufactured the Licensed Products.

         8.4 Royalties and Minimum. Upon the selection of BUYER to manufacture and BUYER's assumption of such manufacture under section 8.1, BUYER will pay to
SELLER a royalty of [                         ] ([   ]) of Net Sales of
Products manufactured and sold by BUYER. Upon BUYER's assumption of such manufacture, BUYER shall be required to pay a minimum twelve month royalty to SELLER as prescribed in section 8.5. The amount of this minimum royalty shall
be equal to [  ]% times [     ] Units times the sale price charged by BUYER for
the Units. The minimum twelve month royalty (hereinafter Manufacturing Anniversary Period) shall be due for each twelve month period beginning on the second anniversary of the date of assumption of manufacture of Licensed Product by BUYER. The royalties for Products actually sold by

BUYER in any one Manufacturing Anniversary Period shall be credited against the Manufacturing Anniversary Period minimum royalty. No excess actual royalty over the minimum paid by BUYER in any one Manufacturing Anniversary Period shall be credited against a minimum royalty due in any succeeding Manufacturing Anniversary Period. In the event that BUYER fails to pay the minimum royalty in any one Manufacturing Anniversary Period: (a) this agreement will immediately convert to a non-exclusive license in all respects; (b) SELLER shall have the immediate right to manufacture, use, and sell Units and license third parties to manufacture, use, and sell Units; and (c) SELLER shall have the right to co-own, use, cite and rely upon all of BUYER's governmental regulatory documentation concerning approval of Units in connection with sales by SELLER but SELLER shall have no right to convey any rights to such regulatory documentation to any third party.

         8.5 Payment of Royalties and Reports. Within thirty (30) days after the end of the first calendar quarter in which BUYER has any Net Sales, and within thirty (30) days after the end of each following calendar quarter, BUYER shall make a written report to SELLER setting forth the total Net Sales during such calendar quarter. At the time each such report is made, BUYER shall pay to SELLER the royalties payable hereunder with respect to such period, if any.
All payments made hereunder shall be in United States dollars.

         8.6 Audit Rights. BUYER shall keep full, true and accurate records regarding Net Sales in sufficient detail to permit the calculation of royalties payable to SELLER. These records shall be available upon written request to SELLER no more frequently than three times per calendar year for inspection at a reasonable time during regular business hours by an independent certified public accountant to whom BUYER has no reasonable objection for the purpose of verifying royalty statements and payments made by BUYER under this Agreement. This accountant shall not disclose to SELLER any information other than the quantities and payments required to be reported hereunder. In the event that an inspection by such accountant discloses an underpayment in excess of five percent (5%), BUYER shall pay the cost of such inspection otherwise, SELLER shall pay for such inspection.

         8.7 Non-contingent Right to Manufacture. At any time following the second anniversary of the date of first sale of the Licensed Product, BUYER shall have a right, without cause, to assume the manufacture of the Licensed Product and SELLER shall have a right, without cause, to require the BUYER to assume such manufacture. Irrespective of the party exercising this right, upon assumption of manufacture by BUYER, BUYER may manufacture Licensed Product for itself and for its distribution partners or have the Licensed Product manufactured by a third party for the benefit of BUYER and BUYER's distribution partners. This right may be exercised by the exercising party giving the non-exercising party a one hundred eighty
(180) day notice of intent to exercise the right to manufacture. If either party exercises this right under section 8.7, the terms of sections 8.2, 8.4,
8.5 and 8.6 shall apply, the terms of section 8.3 shall apply except that obligation for the Manufacturing Anniversary Period minimum royalty shall begin immediately upon the exercise of the right to manufacture under this section
8.7 and the terms of section 2.4, Article 4 and the indemnities and warranties relating to BUYER's purchase of Licensed Product from SELLER shall be canceled. All other Articles and terms of this Agreement shall remain in force.

9.       PATENT FILINGS AND MAINTENANCE

         SELLER shall be responsible for prosecuting and maintaining the patent applications and patents included in the Patent Rights, including any new applications filed with respect to any Improvements, at its own expense. If SELLER should unreasonably refuse to prosecute or pay the maintenance fees with respect to any of the U.S. patents or patent applications included in the Patent Rights, BUYER shall be entitled to do so and to deduct from future payments due to SELLER hereunder, whether for Product purchases or royalties, fifty percent (50%) of all patent prosecution and maintenance fees and expenses so paid by BUYER.

10.      INFRINGEMENT LITIGATION

         10.1 Right to Bring Suit. During the term of this Agreement, BUYER shall promptly notify SELLER in the event BUYER learns of any instance reasonably believed to constitute infringement of the Patent Rights in the Licensed Field. SELLER have the first right to bring actions to protect and enforce its rights in the Patent Rights in the Licensed Field against third party infringers, and BUYER shall provide such assistance and cooperation in connection with such actions as SELLER shall reasonably request and at SELLER's cost and expense. In the event that SELLER elects not to enforce its rights in the Patent Rights in the Licensed Field against an infringer, BUYER may, but is not obligated to, bring actions with respect to such infringement of the Patent Rights in the Licensed Field, and SELLER shall provide such assistance and cooperation in connection with such actions as BUYER shall reasonably request.

         10.2 Expenses and Proceeds of Litigation. Where an action has been brought by SELLER, SELLER shall maintain the litigation at its own expense and shall keep any judgments and awards arising from such action. Where an action has been brought by BUYER, BUYER shall maintain the litigation at its own expense and shall be entitled to keep any judgments and awards arising from such action.

11.       CONFIDENTIALITY

          Each party agrees, both during the term of this Agreement and for a period of five years thereafter, to hold all information given to it by the other party that is identified as confidential (the "Confidential Information"), in confidence, and not to make the Confidential Information available in any form to any third party or to use the Confidential Information for any purpose other than the purposes described in this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of this Agreement, including limiting disclosure to employees or other persons who have a need to know and who have signed appropriate confidentiality agreements. This restriction on disclosure shall not apply to the extent that any Confidential Information (a) is or becomes a part of the public domain through no act or omission of the receiving party; (b) was in the receiving party's lawful possession prior to the disclosure and had not been obtained by the receiving party from the disclosing party; or (c) is lawfully disclosed to the receiving party by a third party without restriction on disclosure.

12.       TERM AND TERMINATION

          12.1 Term. This Agreement and the rights granted hereunder shall become effective on the Effective Date and shall continue in effect for twenty
(20) years thereafter, unless terminated earlier as provided in this Agreement; provided, however, that if upon expiration of this Agreement BUYER shall be entitled to the additional licenses granted under Section 8 above, this Agreement shall continue in effect until the last to expire of any patents included in the Patent Rights.

          12.2 Termination for Breach. This Agreement may be terminated by either party immediately if the other party commits any material breach of this Agreement which has not been remedied within sixty (60) days of written notice thereof.

          12.3 Termination for Convenience. BUYER may terminate this Agreement at any time upon sixty (60) days written notice to SELLER.

          12.4 Effect of Termination   Upon expiration or termination of
this Agreement for any reason,

                   (a) All rights and licenses granted to BUYER under this Agreement shall immediately terminate; and

                   (b) BUYER shall either return all copies of the Licensed Technology to SELLER or deliver a signed verification within thirty (30) days of termination that all copies of the Licensed Technology have been destroyed.

Termination shall not effect BUYER's obligations under any accepted purchase orders outstanding at the date of termination; provided that, upon a termination by BUYER for SELLER's default, BUYER may cancel any outstanding orders without penalty.

13.       GENERAL PROVISIONS

          13.1 Entire Agreement. All previous agreements and arrangements (if any) made by the parties and relating to the subject matter hereof are hereby superseded and this Agreement, including its exhibits, embodies the entire understanding of the parties, there being no promises, terms, conditions or obligations, oral or written, express or implied, other than those contained herein. This Agreement may only be amended by a written document signed by authorized representatives of both parties.

          13.2 Notice. Any notice required to be given hereunder shall be in writing and may be given by facsimile transmission to the facsimile number for such party set forth below or personal delivery (including by professional courier) at, or mailing (by first class receipted prepaid mail) to, the address of the party contained in this Agreement, or such other facsimile number or address as such party may have notified the other of pursuant to this Section. In the case of facsimile transmission or personal delivery, such notice shall be deemed to have been given upon the date of such transmission or delivery. In the case of mailing, such notice shall be deemed to have been given seven days after such mailing.

          13.3 Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Colorado, without regard to its provisions concerning the applicability of the laws of other jurisdictions. Any suit hereunder shall be brought in the federal or state courts in the districts which include Fort Collins, Colorado and the parties hereby agree and submit to the personal jurisdiction and venue thereof.

          13.4 Relationship of the Parties Nothing in this Agreement shall constitute or be deemed to constitute a joint venture or partnership between the parties. The relationship between SELLER and BUYER shall be that of seller and buyer and of independent contractors.

          13.5 Transfer and Assignment. BUYER may not assign or sublicense any of its rights or obligations hereunder to any person, including any Affiliate, without the prior written consent of SELLER, provided, however, that BUYER may assign this Agreement without SELLER's consent in connection with the sale, by merger of otherwise, of substantially all of BUYER's business relating to the Products. Subject to the foregoing, this Agreement shall accrue to the benefit of and be binding upon the successors and assigns of the parties.

          13.6 Force Majeure. Neither party shall be liable for any failure to perform any of its obligations hereunder (other than the payment of money) which results from act of God, the elements, fire, flood, component shortages, force majeure, riot, insurrection, industrial dispute, accident, war, embargoes, legal restrictions or any other cause beyond the reasonable control of the party, provided, however, that if such inability extends for more than ninety (90) days, the other party shall have the right to terminate this Agreement immediately upon written notice.

          13.7 Severability. If any provision in this Agreement is found or held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects their intent in entering into this Agreement.

          13.8 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a party unless the same has been mutually assented to in writing by both parties. The failure of a party to enforce at any time any of the provisions 0 this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a party to enforce each and every such provision thereafter.

          13.9 Disputes. The parties agree to enter into a corporate mediation agreement according to the current Center for Public Resources Model Procedure for Mediation of Business Disputes, Center for Public Resources, 366 Madison Avenue, New York, New York. If a dispute between the parties arises, the aggrieved party shall give a thirty (30) day notice of the dispute to the other party. Following the 30 day notice period, the parties with their counsel shall meet twice to attempt to resolve the dispute. The meeting sites shall alternate between the parties headquarters and shall be held during a thirty (30) day period following the notice period. If the parties fail to resolve the dispute then they shall select a mediator having at least iS years experience in the field of pharmaceutical licensing, or if they are unable to select such a mediator, then the parties shall request the American Arbitration Association at 1660 Lincoln St. Denver Colorado to select such a mediator. The mediator shall conduct a mediation of the dispute according to the then current CPR Model Procedure for Mediation of Business Disputes. The outcome of the mediation shall be non-binding upon the parties but the parties agree to conduct the mediation first before resorting to any other legal approach for solution of the dispute.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written by their duly authorized representatives.

ATRIX LABORATORIES, INC.                      PARAVAX, INC.


By /s/JOHN E. URHEIM                          By /s/FRED M. SCHWARZER
  -------------------------                     ----------------------------

Name John E. Urheim                           Name Fred M. Schwarzer
    -----------------------                        -------------------------

Title Vice Chairman & CEO                     Title   President
     ----------------------                        -------------------------

Facsimile    (970) 482-9735                   Facsimile     (970) 493-7333
          -----------------                             --------------------

                                   EXHIBIT A


                        Patents and Patent Application

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                                   EXHIBIT B

                     Product Description & Characteristics


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                                                                             ]

Packaging of Multiple "Units"

It is anticipated that 10 Individual Units will be packaged in a chip-board carton that will bear appropriate identification, lot number, expiry date, etc. as required by applicable law(s).

Shelf Life of "Units"

It is anticipated that packaged Units will have a marketable shelf life of at least one year.

                                   EXHIBIT C

                   Manufacturing Information for FDA Review


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


                                   EXHIBIT D

                                    Prices


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